Exhibit 99.2

MMS - Q3 2007 MAXIMUS, Inc. Earnings Conference Call

August 07,  2007,  9:00AM ET

CORPORATE PARTICIPANTS

Lisa Miles
MAXIMUS, Inc. - Director of IR

David Walker
MAXIMUS, Inc. - CFO

Rich Montoni
MAXIMUS, Inc. - President, CEO

CONFERENCE CALL PARTICIPANTS

George Price
Stifel Nicolaus - Analyst

Matthew Mckay
Jefferies - Analyst

Charles Strauzer
CJS Securities - Analyst

Allison Hiken
UBS - Analyst

Steve Balog
Cedar Creek Management - Analyst

 PRESENTATION

 Operator

 Ladies and gentlemen, welcome to the Maximus third quarter earnings call. During this session, all lines will be muted until the question-and-answer portion the call. If you need audio assistance please press star zero and an operator will assist you. At this time I'd like to turn the call over to Lisa Miles, Director of Investor Relations.

 Lisa Miles - MAXIMUS, Inc. - Director of IR

 Good morning and thank you for joining us for our third quarter earnings conference call. If you wish to follow along, we've posted a presentation on our website under the Investor Relations page. On the call today is Rich Montoni, Chief Executive Officer; and David Walker, Chief Financial Officer. Following our prepared comments we will open the call up to Q-and-A. Before we begin, I'd like to remind everyone that a number of statements being made today will be forward-looking in nature. Please remember that such statements are only predictions and actual events or results may differ materially as a result of risks we face including those discussed in exhibit 99.1 of our SEC filing. We encourage you to review the summary of these risks and our most recent 10-Q filed with the SEC. The Company does not assume any obligation to revise or update these forward-looking statements to reflect subsequent events or circumstances. And with that, I will turn the call over to Dave.

 David Walker - MAXIMUS, Inc. - CFO

 Thanks, Lisa, good morning. This morning the Company reported third quarter revenue totaling $196.6 million and a net loss of $14.4 million or a loss of $0.65 per share. The loss was a result of a previously announced settlement and legal charge which generated an after-tax charge of $1.30 per share in the quarter. Excluding this charge, earnings per share in the third quarter was $0.65 per share, demonstrating our continued efforts to optimize the business. The Company achieved many firsts this quarter. The revenue of $196.6 million is the highest posted in a quarter. Cash and marketable securities of $214.8 million is a new Maximus high water mark and DSOs, our key metric for receivables management, was at 75 days, the best level ever obtained by the Company. The legal and settlement charge of $33 million principally related to the previously disclosed settlement for an investigation on a contract in Washington, D.C. The $33 million includes three components: $30.5 million of settlement expense, $1.2 million of legal costs associated with the D.C. matter, and a reserve of approximately $1.3 million for future legal expenses related to the on-going arbitration with Accenture. A large portion of the legal and settlement expense of $33 million is not tax deductible. This expense, net of the associated tax benefit of $4.5 million, results in an after-tax charge of is $1.30 per share. Overall, the results of our operations were consistent with our plans for the quarter. Our strong performance from the operation segment offset the anticipated charges in the systems segment which relate to our on-going to efforts to resolve legacy contract terms.

Let's jump into the details by segment. Let's start with the operation segment, which had a very strong quarter. The operations segment benefited from the new Texas contract to replace the legacy subcontract with Accenture. In addition to the good news from Texas, we enjoyed strong organic growth and margin expansion. Last quarter, Rich talked about several of our new wins in health and work force services that are now fully contributing and driving profitable growth in the segment. Revenue for the operations segment totaled $139.3 million for the third quarter compared to revenue of $131.2 million for the same period last year. The prior year revenue for the quarter included approximately $17 million from a non-recurring voting hardware sale and a divested business. If we normalize for these items, the operating segment grew a healthy 22%. Half of this normalized growth came from the Texas project with the balance coming from organic growth. The operations segment posted an operating income of $24.6 million in the quarter compared to a loss of $23.1 million reported for the same period last year. Texas was the largest driver of this $47.7 million improvement in operating income as it generated $34.3 million of a loss in the third quarter of last year. As we previously mentioned, the new Texas contracts are profitable and also benefiting the current quarter with the collection of $3.2 million in previously reserved receivables related to the Texas subcontract. The balance of the income growth is attributed to organic growth, margin expansion, timing on revenue recognition and change orders.

Consulting segment revenue was $23.3 million for the third quarter and as expected operating income improved sequentially to $2 million, or an operating margin of 8.7%. The consulting segment performed largely as expected during the quarter. Operating income and margin were lower compared to last year. This is primarily attributable to fluctuations as a result of the timing of work. We also experienced some softness which will continue for the near term as we transition the segment away from some of the contingent fee work we have traditionally performed in the Medicaid claiming area. We are working with our clients to help them understand how a more traditional fixed fee or hourly rate contract would be mutually beneficial. In addition, the consulting team continues to focus on expansion into new markets which Rich will talk about in greater detail later.

Moving onto the systems segment. Systems revenue in the third fiscal quarter grew to $34 million compared to $28.7 million reported for the same period last year. Revenue growth compared to last year was fueled by new contracts in the ERP division and steady growth in asset solutions. Despite this revenue growth, the segment lost $3.6 million in the third quarter compared to a loss of $3 million in the same period last year. This quarterly loss in the systems segments was primarily caused by charges in our justice division as we continue to resolve legacy contract contracts where the development scope was not clearly defined. The largest charge in justice relates to a reserve of receivables in a project in Connecticut. As we stated in last quarter's call, 2007 remains a transition year for the systems segment. We continue to deploy both technical and sales resources into our education systems division which launched an early version of its SchoolMAX student information system at the end of the last fiscal year. This softness in education is offset by the solid rebound of the ERP division with a refreshed backlog of profitable contracts relative to last year.

As I said earlier, our strong performance from the operations segment offset the anticipated charges in the systems segment which relate to our on-going efforts to resolve legacy contract terms. We continue to aggressively manage legacy contracts and leverage processes to ensure new contracts are awarded with equitable terms. Overall, excluding legal charges, we delivered an operating margin of 11.7%. We continue to believe that long-term Maximus can consistently deliver an operating margin in excess of 10%.

Moving on to balance sheet and cash flow items. We ended the third fiscal quarter with cash, cash equivalents and marketable securities of $214.8 million, which is before the outlay of cash for the D.C. settlement which was paid out in July. Our accounts receivable for the quarter totaled $160.7 million. We also have $1.9 million in long-term accounts receivables which are classified within our other assets on the balance sheet. Our receivables decreased $5.1 million over last quarter while revenue sequentially increased $17.5 million. This drove our DSOs in the quarter down to 75 days. The improvement in DSOs is one of the indicators that we are focused on equitable business terms. We are resolving legacy contracts, with back-ended contract retentions and are focused on business discipline and teamwork. We are very pleased with this record DSO level. As a result of this improvement, we now expect normalized DSOs in the long-term to be in the range of 75 to 85 days. As you know, cash flow in the quarter was very strong. Cash provided from operating activities totaled $34.3 million in the quarter with free cash flow of $29.7 million. Because of the D.C. settlement, cash flow in the fourth quarter is expected to be negative. And with that, I'll turn it the call over to Rich.

 Rich Montoni - MAXIMUS, Inc. - President, CEO

 Thanks, David, and good morning, everyone. Overall, as David noted, it was a strong quarter that reflects the solid operational progress we've made over the last year. We've made strides in shifting the overall quality of the Company's business portfolio with better project management, increased oversight, and more favorable terms. We continue to gain more traction from the many actions we've taken over the last year to improve and optimize operations and it's reflected in our financial results. Moving into the results for quarter, excluding the impact from the previously disclosed settlement and legal expenses we met earnings expectations for the period. While the magnitude of the settlement in D.C. was greater then expected, I'm pleased to put this matter behind us. This settlement, along with our announcement to retain UBS to help explore strategic alternatives reflects our overriding strategic focus on maximizing shareholder value by optimizing the business, including our product offerings, cleaning up legacy issues, improving oversight and risk management and better positioning Maximus for the long-term -- for long-term profitable growth.

Since these announcements two weeks ago, the Company's done aggressive outreach to its clients and employees. Our extensive outreach efforts reinforced our commitment to provide superior solutions and further enhance our capabilities as part of our strategic review. Clients understand our interest in exploring alternatives at this stage in our development and favorably view our interest in broadening our core capabilities and service offerings. Technology is driving the convergence of services in the market. Increasing our IT capability to complement our programmatic expertise is essential. This will enhance the solutions we're able to provide our clients so that we remain competitive for the long haul, particularly as a prime contractor. The path of exploring strategic alternatives is driven principally by our interest to broaden our capabilities and enhance service delivery to our clients.

On the D.C. settlement, we took a direct and thorough approach to resolving the matter and to communicating with our clients. We've taken full responsibility for the actions of our former employees and have implemented several remedial steps in addition to entering into a corporate integrity agreement with the U.S. Department of Health and Human Services.

Along with client communications, we also conducted extensive outreach to our employees on the recent developments. I believe our employees are our greatest asset, providing clients with subject matter expertise that distinguishes the Company in the government services sector. Additionally, their support throughout the strategic review process is essential to the long-term success of Maximus and we've been very pleased with their commitment to excellence since we've announced our intentions. We want to personally thank them for their support and continued client service. Our main priority remains squarely focused on providing our government clients with a level of service that has defined the Company over the last 32 years.

So let's talk about our business in more detail starting with the operations segment. Our operations segment had a very solid quarter across the board. We were very pleased with the contribution that our Texas operations made during the period. This it is the results of four interim agreements we reached directly with the state earlier in the year. We are working to finalize the details of longer term contracts which we hope to have in place by September 1st. We expect three of these contracts to run for another 16 months and the fourth is expected to run through June of 2010. We've made significant operational progress in Texas over the last six months and we have no new updates regarding the on-going arbitration with Accenture, which remains on-going.

Needless to say I'm very pleased with the operational turnaround in Texas and I'm also pleased to note that we continue to expand our leading market presence in the health services and human services markets. On the call last quarter, I talked about some new wins in our domestic work force services business but we continued to also expand our footprint in Australia where Maximus is one of the highest performing providers in finding employment as part of the Australian government's welfare to work initiative. In addition to our current work, Maximus just secured another 11 sites for the Australian work force services program; it's called the Job Network. We expect this new work alone will contribute $25 to $30 million in revenue beginning this mid-August and will run through June of 2009. The term on this new contract is shorter then what we typically see in this business because the entire program will go back out for competitive rebid in the next 18 to 24 months. We feel very good about our market position there and we're excited about expanding our welfare to work opportunities both domestically as well as abroad.

In the consulting segment, we continue to make inroads into new areas. Over the last year we've reduced the overall percentage of consulting business coming from contingent-fee contracts going from about 30% in fiscal '06 to roughly 20% for fiscal '07. This reflects the changing revenue mix as we successfully go after new lines of work on a fee for service basis. We expect some near-term transitional softness as we cycle through projects under old contingent fee terms but at the same time, we've started to refresh the overall backlog of work with new contracts such as one in Oklahoma under fixed fee terms. We are also identified other new areas of interest including the fraud, waste and abuse market which I've talked about last quarter. But we're also seeing increasing demand in the area of IV&V consulting, which is independent verification and validation and quality assurance work for the implementation of new state systems. We've been successfully doing IV&V work for years. In fact, part of our strategy in the consulting segment has been to utilize our subject matter expertise and take advantage of our historical strength in providing IV&V quality assurance and program management support services. In this area alone we've seen increased demand for assistance and support for personnel systems as a result of the upcoming retirement wave expected in the government market.

While we've certainly made great operational progress overall, we still have certain challenges, particularly in the systems segment. As David noted, excluding the charges related to a few contracts for the systems segment, it was essentially running break even, similar to last quarter. Our efforts remain focused in managing and resolving these older contracts that have terms and statements of work that are not well defined. This includes our work on the Connecticut Collect project where we continue to work on a resolution plan with the client.

Switching gears to our new sales awards and pipeline, I'm pleased with the progress we've made again this quarter. As noted in the press release, year-to-date new signed awards totaled $423 million, of which, over 60% of new signed awards are coming from work in the operations segment. Additionally, well over 50% of the new signed awards carry total contract values between $5 million and $45 million. This is an on going reflection of our efforts of securing new work that is less volume-driven and falls well within our core competencies in the health and human services arena. We also reported contracts that have been awarded but are unsigned as of August 1st that totaled $339 million. Our total sales pipeline remains robust at $1.3 billion, which reflects total opportunities we are tracking across all segments of our business.

So let's wrap up with guidance. As disclosed in this morning's press release, the Company expects total revenue for fiscal 2007 to be in the range of $740 million to $750 million. We've tightened the range because we now expect revenue from the Texas project to be running slightly lower than previously anticipated. The current run rate in Texas is approximately $7 to $8 million per month. The lower contribution is partly due to  the timing of program expansion. For fiscal 2007, which includes Texas project losses as well as legal and settlement expense through the third quarter, we expect a GAAP loss of $0.35 to $0.45 per share for the full fiscal year. Now excluding these charges, non-GAAP pro forma EPS for the full year 2007 is expected to be in the range of $2.00 to $2.10 per share. You may want to reference the last table in the press release for year-to-date support on these metrics. Last quarter, we also established preliminary fiscal 2008 guidance which remains largely unchanged with the revenue growth we expect to be north of 10%. Based on some of the broad demand and strength in organic growth we're also slightly increasing our diluted earnings per share estimates for fiscal 2008. We now expect diluted earnings per share to be in the range of $2.35 to $2.65 per share for fiscal 2008. And with that let's open up the call for questions.

QUESTION AND ANSWER

 Operator

 (OPERATOR INSTRUCTIONS) Our first question is from the line of George Price with Stifel Nicolaus. Please go ahead.

 George Price - Stifel Nicolaus - Analyst

 Hi, nice quarter guys, thanks very much for taking my questions. First just want to confirm the $3.2 million in receivables that was collected but previously reserved so that there was a reversal in the quarter, right?

 David Walker - MAXIMUS, Inc. - CFO

 That's correct.

 George Price - Stifel Nicolaus - Analyst

 Okay. And I guess how much is -- are there other accrued reserves, anything else with regard to Texas that if you collect on or other milestones or events that we could see reversals?

 David Walker - MAXIMUS, Inc. - CFO

 There are some that are tied up in the arbitration, but we're not currently forecasting that you'll see any of that this year.

 George Price - Stifel Nicolaus - Analyst

 Okay. And then last thing and then I'll turn over. With regard to the fiscal '08 guidance, can you give us some assumptions behind that in terms of margin, operating margin, tax rate, share count assumption, anything like that?

 Rich Montoni - MAXIMUS, Inc. - President, CEO

 George, this is Rich. Good morning.

 George Price - Stifel Nicolaus - Analyst

 How you doing?

 Rich Montoni - MAXIMUS, Inc. - President, CEO

 I'm doing fine, thank you. Here are my comments on the fiscal '08 guidance at this point and time. First off, our general practice is to provide detailed color when we wrap of our planning process and we're doing that this month. It'll continue partly into September and generally we give detailed commentary when we release the Q4 results. But the overall considerations that are reflected or behind our new guidance, one, first off, it's important to look at '07, a base of '07 and that's in the range of $2.00 to $2.10 for base operations if you will, sort of a normalized number, and we expect that will grow into $2.35 to $2.65 in fiscal '08. So it gives you a perspective. From a top line perspective, we expect growth north of 10%. The key drivers in that, the biggest contributor to that growth will be our operations segment and behind that, will be we'll have Texas for a full year. As we've talked about, we've continued to see some very successful wins in our work force services business. So that will be a major factor in our growth in '08.

We expect and also and I just talked about it, Max network has some real growth from a revenue perspective that will be a distinguishing contributor in '08. From an operating income perspective, the key drivers will again be the operations segment, number one, and really the same three items that I mentioned,. the Texas project, work force services and Max network. We also expect that the systems segment will be a differentiator and that we expect it to be profitable in FY '08 versus FY '07. Generally, we expect to see fewer and lesser project losses as we benefit from the improving caliber of our project portfolio. And I think it reflects our continued efforts to optimize our operations as we've been talking about for the last 12 months. From a margin perspective, I do think the overall margin will end up north of 10% for fiscal '08 but I'll defer any detailed discussion until we get into results for the fourth quarter.

 George Price - Stifel Nicolaus - Analyst

 Should we just assume the tax rate stays at about what, 40% generally been your guidance?

 David Walker - MAXIMUS, Inc. - CFO

 Is generally what we're using. We're actually using 42% exclusive of these one-time charges related to D.C. for the bulk of this year. But 40% for '08 and beyond is very reasonable.

 George Price - Stifel Nicolaus - Analyst

 Great. Thank you.

Operator

 Our next question is from the line of Matthew Mckay with Jefferies. Please go ahead.

 Matthew Mckay - Jefferies - Analyst

 Great, good morning, guys. First question, on the $2.00 to $2.10 base pro forma EPS, does that include the $0.12 for the Ontario loss provision in Q1.

 Rich Montoni - MAXIMUS, Inc. - President, CEO

 It excludes all of the -- that's right, it does include the loss, Matt.

 Matthew Mckay - Jefferies - Analyst

 Just curious why you'd include that in that base EPS?

 Rich Montoni - MAXIMUS, Inc. - President, CEO

 I think you have to go to that exhibit, which is page ten of the press release. The supplemental pro forma. And we've chosen, and again it's pro forma information but to give you a base, arguably you could adjust it further so you'd have north of $2.00 to $2.10. But we've chosen to adjust those that are truly extraordinary and that was Texas and the legal and settlement expenses. That's what's excluded to get to the $2.00 to 2.10.

 Matthew Mckay - Jefferies - Analyst

 Okay. Fair enough. And DSO should -- is that going to continue to trend down do you think?

 David Walker - MAXIMUS, Inc. - CFO

 What we're essentially saying and it depends on working capital usage. We think between 75 and 85 days is a pretty good range that we think the DSOs will move between.

 Matthew Mckay - Jefferies - Analyst

 Okay. And then just a -- what do you expect for capitalized software and CapEx per quarter going forward?

 David Walker - MAXIMUS, Inc. - CFO

 It tends if you look at the total CapEx, cap software sand stuff, tends to run about 2.5% of revenue and generally speaking our use of capital's pretty consistent historically.

 Matthew Mckay - Jefferies - Analyst

 Okay, thanks a lot guys.

Operator

 (OPERATOR INSTRUCTIONS) Our next question is from the line of Charles Strauzer  with CJS. Please go ahead.

 Charles Strauzer - CJS Securities - Analyst

 Good morning,.

 Rich Montoni - MAXIMUS, Inc. - President, CEO

 Good morning, Charlie.

 Charles Strauzer - CJS Securities - Analyst

 Rich, if you can expand on the Q4 guidance that's inherent for the rest of the year, can you just give us a better sense of the segment margin expectations?

 Rich Montoni - MAXIMUS, Inc. - President, CEO

 Yes, be glad to do that. I think the fourth quarter we expect to be relatively consistent with the third quarter. I would tell you that we expect to see some shifts between the segments, I think you should expect that the operations segment won't perform to the stellar level, because as David talked about, you had a one-time recovery which we're not forecasting anything of that nature in the fourth quarter related to the Texas contract, and we expect that the systems segment will perform better than it did in the third quarter. So I would say those are the macro shifts from a segment perspective.

 Charles Strauzer - CJS Securities - Analyst

 So Xing out the one-time charge a little bit better then break even, maybe slightly profitable?

 Rich Montoni - MAXIMUS, Inc. - President, CEO

 The systems piece?

 Charles Strauzer - CJS Securities - Analyst

 Yes.

 Rich Montoni - MAXIMUS, Inc. - President, CEO

 Correct.

 Charles Strauzer - CJS Securities - Analyst

 And what was the FAS 123R expense in the quarter?

 David Walker - MAXIMUS, Inc. - CFO

 Do you have that handy? We’ll get it in a minute.

 Rich Montoni - MAXIMUS, Inc. - President, CEO

 We'll research that for you. Do you have any other questions in the interim, Charles?

 Charles Strauzer - CJS Securities - Analyst

 Yes, Rich, just for you. You mentioned, maybe David mentioned that the education market was a little bit soft on the systems side as well. Is there something, kind of a broader macro theme, that you're seeing there or is it just specific to certain clients? Can you expand on that a little bit?

 Rich Montoni - MAXIMUS, Inc. - President, CEO

 My sense on the education market is it's a fairly large market, robust market. I do think the industry needs new technology. Maximus has made some investments in technology and we're early stages and I think that's probably driving our financial performance as opposed to any commentary on the market as a whole. So it's basically our stage and it's an early stage in operation for us and we're in the process of building out that technology, new releases. We've got three or four clients that's were in the process of implementing that and we've made some investments in sales and marketing so that's having an impact. Things should improve as we move forward towards a more mature model.

 Charles Strauzer - CJS Securities - Analyst

 Got it. And just staying in the system's segment for one more second. If you look at where you are from a legacy contracts versus some of the new contracts coming into the portfolio, where do you think you are in kind of working out some of the more problematic legacy contracts? .

 Rich Montoni - MAXIMUS, Inc. - President, CEO

 My belief is that we've turned the corner from a total Company perspective and from a systems perspective as it relates to getting our arms around problem contracts and there's an inflection point that you reach where you feel that you've got a normalized portfolio and it's reasonable. I think we've reached that from a total Company perspective. Overall, I would say operations did the best job to get their first, Charlie, and I would also say the system's segment probably had the biggest challenges and remains to the biggest challenges but from a total portfolio perspective I think we've turned that corner.

 Charles Strauzer - CJS Securities - Analyst

 Great. Thank you very much.

 David Walker - MAXIMUS, Inc. - CFO

 Charlie, Dave Walker. The FAS 123R was $800,000 in the quarter.

 Charles Strauzer - CJS Securities - Analyst

 Is that a good number to use in Q4?

 David Walker - MAXIMUS, Inc. - CFO

 Yes, I think so.

 Charles Strauzer - CJS Securities - Analyst

 Okay. Great, thank you, Dave, thanks, Rich.

Operator

 Our next question is from the line of Jason Kupferberg with UBS. Please go ahead.

 Allison Hiken - UBS - Analyst

 Hi, this is Allison Hiken in for Jason. Was wondering, because Maximus is in the midst of reviewing your strategic alternatives, have you seen any tangible impact on the pipeline, bookings over employee turnover? We've seen that in the past with other companies after they announced something like this. I was just wondering if you were worried about that. Wondering if you're worried about that.

 Rich Montoni - MAXIMUS, Inc. - President, CEO

 I heard the first part of the question have we seen any impact on the pipeline. The second part what where you broke up.

 Allison Hiken - UBS - Analyst

 The bookings or employee turnover.

 Rich Montoni - MAXIMUS, Inc. - President, CEO

 That's a great question and that's something we've given a lot of thought to and spent a lot of time with a very detailed program, outreach program, as I talked about in the call notes, directed at our clients and also directed at our employees. As it relates to clients it's very interesting, clients remain very concerned, but their number one concern is that they continue to receive the high level of service that they've contracted to receive, they've received in the past and quite frankly they believe Maximus is distinguished in many, many regards so they want to see that preserved. They also are very appreciative of, I'll say the foresight to think about the next decade and what their services might be so they encourage open thought, i.e. our strategic process, to bring to bear leading edge technologies and capabilities over the next decade, but again, subject to them not missing a beat as it relates to their on-going service. That's very, very important and obviously as a management team, we will remain intensely focused on that which leads us to our employees and we've had an extensive outreach program, communications program with our employees and as you might expect there's a number of employees that initially are very concerned about what's it means to them,. what's it means to their position. I will tell that you our belief, and I think our employees acknowledge this, is that at the project level there's very, very little risk. The heart of our business is our employees. It is what distinguishes Maximus in the marketplace, our subject matter expertise. So we need to continue that and nobody will invest in this Company without a program to preserve that subject matter expertise. So our belief is that it offers more opportunity in the long term to our clients and our employees. There's some individuals that could theoretically be impacted and we've got special programs to make sure that they're taken care of and retained as appropriate. So good question, very much in the forefront of our mind and I think we're doing the right things to make sure we continue to and we don't lose this ground and continue to gain ground.

 Allison Hiken - UBS - Analyst

 Okay. Great. And then just one other question on Texas, can you kind of give us a rough sense of how much, like the magnitude of revenues from Texas that you're expecting for in your fiscal '08 guidance contribution?

 Rich Montoni - MAXIMUS, Inc. - President, CEO

 I think we've pretty much taken a steady state approach to that. I said it's running $7- $8 million a month. I think in our FY '08 guidance, we've assumed pretty much that steady state.

 Allison Hiken - UBS - Analyst

 Okay. So this is not dependent on Accenture's final negotiation results?

 Rich Montoni - MAXIMUS, Inc. - President, CEO

 That's correct. We do not have anything in our fiscal '08 forecast for a settlement positive or negative with Accenture.

 Allison Hiken - UBS - Analyst

 Okay. Great. Thanks guys.

Operator

 Our next question is from the line of Steve Balog with Cedar Creek Management. Please go ahead.

 Steve Balog - Cedar Creek Management - Analyst

 Thanks. Margins in the operations segment. They're really good if you take out the accounts receivable reversal, they're still good. Well, well above 10% and I'm just wondering if that's sustainable? There's another company in the government services area, smaller and to a layman like myself, I think it's similar. They claim you just shouldn't go over 10% or the customers kind of get mad at you. They don't like to see you making that much money off the government. Is there something different about your business or that makes this okay to be that profitable in this area?

 Rich Montoni - MAXIMUS, Inc. - President, CEO

 I think there's a little bit of seasonality in the June quarter that reverses in subsequent quarters and certainly isn't there in the December and March quarters. And that's our tax claiming business so that will temper it done a little bit. I do think conceptually you're right. There's a watchful eye on margins that are egregious. I don't think that our portfolio is such that we're egregious. I think we're fair with our customers. You may want to temper that a little bit, certainly for the reversal of the reserve, as you mentioned, and a bit of the seasonality and then I think we end up in that normalized range. As you know we've challenged ourselves to get our business north of 10%. We're pleased to get there this year. We think it's sustainable. I don't want to raise the bar at this point in time and say, especially the operations segment, is a consistent north of 10 to 12% deliver. I think it's fair and I think it's north of 10%.

 Steve Balog - Cedar Creek Management - Analyst

 Great, thanks.

Operator

 Our last question is a follow-up question from the line of George Price with Stifel Nicolaus. Please go ahead.

 George Price - Stifel Nicolaus - Analyst

 Thanks very much. In terms of the fiscal '07 revenue guidance, down $20 million at the top end the range. How much of that, obviously some of that is Texas, how much of that is sort of lost or should we assume that it's all shifted into fiscal '08 or can you give us a little color on that?

 Rich Montoni - MAXIMUS, Inc. - President, CEO

 Go ahead, David.

 David Walker - MAXIMUS, Inc. - CFO

 Yes, George it's largely Texas and I think it's a new program. We're trying to get a good read on it and that's all. That's largely what it is.

 George Price - Stifel Nicolaus - Analyst

 Okay. So is it shifted or lost? I guess --

 Rich Montoni - MAXIMUS, Inc. - President, CEO

 I think it's more lost and we're not going to forecast any shift until we see the indication from the client that the increase in monthly revenue is there. I think initially when we forecasted the new operations for Texas, we were thinking a monthly run rate in the vicinity of $10 million and it’s proven to be slightly less then that in the $8 million range and that's really based upon the client's ramp plan. So that's what we've continued out. I wouldn't say that it's shifted into '08, George.

 George Price - Stifel Nicolaus - Analyst

 Okay. All right, I just wanted to be clear on that. And then, in terms of the Australian work force program, you said $25 to $30 million through '09. Was that over that period. So is that over two fiscal years then?

 Rich Montoni - MAXIMUS, Inc. - President, CEO

 I think it's slightly less than that. I think it’s 22 months starting in August.

 George Price - Stifel Nicolaus - Analyst

 Okay. And is this work similar to the stuff that you did in Israel?

 Rich Montoni - MAXIMUS, Inc. - President, CEO

 It's similar to the work that we are doing in Israel and it's very similar, it's actually and expansion of the work that we're already doing in Australia. In fact, the award comes to us by a reallocation based upon performance of the existing providers and our team out there has done just a phenomenal job and distinguishes itself as one of the top providers in of welfare work services in Australia. That's at driver behind the award.

 George Price - Stifel Nicolaus - Analyst

 Is all that $25 to $30 million, is that all incremental?

 Rich Montoni - MAXIMUS, Inc. - President, CEO

 Yes.

 George Price - Stifel Nicolaus - Analyst

 Okay. Great, thank you.

 Rich Montoni - MAXIMUS, Inc. - President, CEO

 Okay. Thank you.

 George Price - Stifel Nicolaus - Analyst

 Actually one other thing. How is Israel going by way?

 Rich Montoni - MAXIMUS, Inc. - President, CEO

 Israel has gone fine. It's up for rebid at this point in time. So, it's performed according to plan and we are anxious to proceed to the next chapter.

 George Price - Stifel Nicolaus - Analyst
 How much is up for rebid on an annual basis and when's the decision point?

 Rich Montoni - MAXIMUS, Inc. - President, CEO

 The decision point is current and on an annualized basis, the revenue is, it's about a 6 to $8 million run rate.

 David Walker - MAXIMUS, Inc. - CFO

 Yes, but we, just a reminder, we own 55% of that, so then we have to eliminate any profits, that or a minority interest in the bottom line. Got you. Okay, thank you.

Operator

 Ladies and gentlemen a replay of this call will be available to you. The replay information can be found on the press release. The direct link is reg.linkconferencecall.com/digitalplayback/digitalplaybackregistration.aspx?recid=5661. Ladies and gentlemen this includes today's presentation. Thank you for your participation. You may now disconnect.

MAXIMUS®

HELPING GOVERNMENT SERVE THE PEOPLE®

David N. Walker

Chief Financial Officer and Treasurer

3rd Quarter Fiscal 2007

August 7, 2007

Slide:1 David N. Walker Chief Financial Officer and Treasurer 3rd Quarter Fiscal 2007 August 7, 2007

Slide: 2 Title: Third Quarter FY2007 Results Body: Revenue totaling $196.6 million Net loss of $14.4M or a loss of $0.65 per share Loss was a result of previously announced settlement and legal charge; generated an after-tax charge of $1.30 per share Excluding legal charge, 3rd Quarter EPS was $0.65  Q3 Achievements Record revenue of $196.6M  Cash and marketable securities $214.8M DSO's at 75 days; best level ever attained  Legal and settlement charge of $33 million $30.5M of settlement expense  $1.2M of legal costs $1.3M reserve for future legal expenses

Slide:  3 Title:  Results by Business Segment Body: Operations Segment benefited from the new Texas contract, strong organic growth and margin expansion Revenue totaled $139.9M for Q3'07 compared to $131.2M Q3'06 Normalized for large hardware sale and divested business, reflects a 22% growth increase; 57% was from sources outside the Texas contract Operating income of $24.6M in Q3'07 compared to a loss of $23.1 for Q3'06 Texas contract lost $34.3M in Q3'06 $3.2 million collection in reserved receivables Consulting Segment performed as expected for Q3 Revenue $23.3M; operating income improved sequentially to $2.0M, operating margin of 8.7% Systems Segment  Revenue grew to $34.0M Q3'07 compared to $28.7M Q3'06 Loss of $3.6M Q3'07 compared to a loss of $3.0M Q3'06 2007 is a transition year for this segment Overall, excluding legal charges, delivered an operating margin of 11.7%

Slide: 4 Title: Balance Sheet and Cash Flow Items Body: Cash, Cash equivalents, and marketable securities of $214.8 million Accounts Receivables totaled $160.7 million; $1.9 million in long-term accounts receivables  Relative to Q2'07 receivables decreased $4.7M; revenue increased $17.5M DSOs improved to 75 days Improvement is an indicator of focus on equitable business terms, resolving legacy contracts with back-ended contract retentions and focus on business discipline and teamwork Cash provided from operating activities totaling $34.3 million, free cash flow of $29.7 million

MAXIMUS

HELPING GOVERNMENT SERVE THE PEOPLE®

Richard A. Montoni

President and Chief Executive Officer

3rd Quarter Fiscal 2007

August 7, 2007

Slide: 5 Richard A. Montoni President and Chief Executive Officer 3rd Quarter Fiscal 2007 August 7, 2007

Slide: 6 Title: Third Quarter Results Body: Met expectation for the period, excluding legal impacts Shift in quality of business portfolio reflected in financial results  Better project management Increased oversight Improved terms  Retained UBS to help explore strategic alternatives and maximize shareholder value Optimize the business Clear out legacy issues Improve risk management Position MAXIMUS for long term profitable growth

Slide: 7 Title: Client and Employee Outreach Body:  Reinforced our commitment to providing superior solutions Technology driving convergence of services Increase IT capabilities to complement our programmatic expertise Employees are our greatest asset, distinguishing the Company in the government services sector Priority remains focused on providing our government clients with a level of service that has defined MAXIMUS for the past 32 years

Slide: 8 Title: Segment Results Body: Operations Segment: solid quarter across the board Texas made a strong contribution; result of four interim agreements reached with the State Finalizing details of longer-term contracts Expect to have in place by September 1, 2007 Three contracts to run for another 16 months, fourth to run through June 2010 Secured another 11 sites for the Australian Job Network Contributing $25 - $30 million in revenue mid-August through June 2009  Consulting Segment Contingent fee revenue reduction from 30% in FY06 to 20% in FY07 New areas of interest including increased demand in IV&V Consulting  Systems Segment Excluding charges, running break-even Focused on managing and resolving older contracts

Slide: 9 Title:  New Sales Awards and Pipeline  Body: $423 million new awards signed  60% of new signed awards from Operations Segment Over 50% of new signed contracts carry total values between $5M and $45M Reflects new, less volume-driven work in core business of health and human services  $339 million awarded but unsigned  $1.3 billion in overall sales pipeline $414M in proposals pending $61M in proposals in preparation $851M in opportunities tracking

Slide: 10 Title:  Conclusion and Guidance  Body: Fiscal 2007 now expecting total revenue of $740 million to $750 million; GAAP loss of $0.35 to $0.45    Excluding Texas project losses as well as legal and settlement expense, non-GAAP pro forma EPS for FY 2007 expected to be in the range of $2.00 to $2.10 (reference last table in press release for YTD support) Refining fiscal 2008 preliminarily guidance: revenue growth expected to be north of10%; diluted EPS of $2.35 to $2.65